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WESTERN IOWA ENERGY, LLC

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April 2010
Stockholders of Western Iowa Energy
As a Western Iowa Energy unit holder, you have received the March 2010 WIE newsletter reporting the voting results of the proposed Asset Purchase Agreement with REG. Congratulations to those who assisted in defeating this proposed merger. Had it passed, WIE unit holders would not only have relinquished control of the company, but would have lost much of their earned equity. Only 38% of the shares voted in favor of a proposal which was initiated and supported by 6 of 7 board members. This result suggests there is a definite lack of confidence in this board’s ability to manage our assets.
With that in mind, we feel that changes in board composition are best for the company. Two very capable individuals have stepped forward to run in the upcoming board election. Brent Halling and Virgil Harrison have agreed to run for the two positions currently held by Wayne Seaman and Nile Ramsbottom.
Brent is a resident of Dallas County and has been in production agriculture since 1977. He has served in numerous local and state positions including President of the Iowa Pork Producers Association and Iowa Deputy Secretary of Agriculture. His experience and personal contacts will make him a valuable board member for WIE.
Virgil Harrison is a long time resident of Cherokee and a retired, successful businessman. His experiences from operating a highly successful business as well as being a savvy renewable energy investor certainly would qualify him as a viable candidate. Included in this mailing are resumes of both candidates.
We urge you to vote for Brent and Virgil in the upcoming election. Moving forward with WIE will require board members with integrity, business experience and a desire to help this company continue to be one of the most successful biodiesel facilities in the industry. If you or another WIE member are interested in becoming a board member, or if you would be willing to help in sharing the expenses incurred in this effort, please contact: Jim Meyer, 1854 280th Street, Odebolt, IA 51458 or call 712-668-4184.
Board seats held by Warren Bush and Kevin Ross will be up for election in 2011 and the terms for Denny Mauser, Bill Horan and John Geake expire in 2012.
Western Iowa Energy is your company and it is up to the share holders to help it continue to succeed but there are obvious changes that need to occur. We are concerned that several of our current board members also serve on the boards of competing biodiesel plants and have had close affiliation with REG. This may compromise the best decisions for WIE. Please help in our efforts.
Thank you
WIE Independent Investors

/s/ Jim Meyer	/s/ Madeline Meyer
/s/ Jeff Cranston	/s/ Doug Baumhover
/s/ Ray & Kathie Willhoite	/s/ Ray & Deb Hildreth
/s/ Harold Hommes	/s/ Marla Conley /s/ Jim Venner

[Picture of Brent A. Halling]
Brent A. Halling
14645 Hull Avenue
Perry, IA 50220
Home telephone: 515-465-2228
Cell phone: 515-250-7778
Fax: 515-465-5290
E-mail: Bjhalling@aol.com

Education:
• Associate Applied Science Degree Kirkwood Community College	1975

Employment Experience:
• Owner-Operator Halling Family Farm	1977-present
• Iowa Deputy Secretary of Agriculture Iowa Department of Agriculture and Land Stewardship	1999-2006

Agricultural Leadership Experience:
• Dallas County Township Trustee	1986-present
• Dallas County Township Clerk	1986-present
• Treasurer, Dallas County Fair Board	1988-1998
• Iowa Emissary, Overseas Trade Missions	1994-1996
• President, Dallas County Pork Producers Assoc.	1983-1987
• District Director, Iowa Pork Producers Assoc.	1991-1994
• President, Iowa Pork Producers Association	1995
• ASCS Township Director	10 year award
• Member, Governor’s Environmental Task Force	1996
• Member, Animal Agriculture Consulting Organization	1996
• Member, Federal Reserve Bank of Chicago Advisory Council on Agriculture, Labor, and Small Business	1997-1999
• Commissioner, RIAC Governor’s Rebuild Iowa Advisory Commission Chair, Agriculture and Environment Task Force	2008
• Member, Bock Family Foundation Board of Trustees	1998-present

March 14, 2010
Fellow WIE Investors:
As a life long farmer and businessman, my interest in agriculture and its future go without saying. I have long held the position that biofuels were a big part of the bright future of agriculture, so when the opportunity came to invest in that future I did.
I was at the initial fund drive meeting and felt then that WIE had a great future in the industry. From the beginning, WIE has been innovative, forward thinking, and, most importantly, profitable! My main interest in running for a position on the board of directors is to keep it that way. I would like to be a part of keeping WIE not only a strong part of the Wall Lake community, but a shining example of a biofuels leader in this state and this country.
My only biodiesel investment is in this company and I assure you that is where my attention to business and profitability will be.
Thank you for your support.
Sincerely,
Brent Halling
14645 Hull Avenue
Perry, Iowa 50220

VIRGIL K. HARRISON	[Picture of Virgil K. Harrison]
1953 Hwy 3 E. PO Box 921
Cherokee, Iowa 51012 (712)-225-2012
bcharrison1@q.com
TO: WESTERN IOWA ENERGY INVESTORS
I am invested in 13 Renewable Energy Plants across Iowa.
I believe in:
•	Renewable energy to lower our reliance on foreign petroleum.
•	Support for our agriculture families and increase demand for their products.
•	Creating more specialized trained jobs in the Midwest agricultural states.
•	Keeping our young people employed here in the Midwest.
•	Using biodiesel to reduce air pollution for our future generations.
BUSINESS BACKGROUND:
•	In 1963, I bought into H.E.G. Painting Co. Inc. I started with 2 employees for the first few years, but quickly expanded the contracting business to 10 crews with 30 plus employees. (45 years with the same business)
•	Expanded the contracting business on a very large scale-mostly municipal water treatment plants and waste water treatment plants for cities in 7 states.
•	My work involved training supervisors, estimating off of blue prints, and communicating with engineers, general contractors, city managers, etc.
PERSONAL BACKGROUND:
•	Born and raised on farms in Clay and Buena Vista counties.
•	Attended Albert City, Newell, and Spencer, graduating in 1958.
•	Attended Iowa State University for 2 years majoring in civil engineering.
•	Married 49 years to Barbara, with 3 daughters and 5 grandchildren.

AFFILIATIONS:
•	I contributed and served on various Cherokee and NW Iowa organizations:
•	Cherokee Industrial Corporation
•	Cherokee Chamber of Commerce
•	Bethlehem Lutheran Church Property Committee
•	Ia Great Lakes Fishing and Upper Great Plains Muskie Club (40 yrs)
•	Rotary and Toastmasters
I have a commitment to the renewable energy industry. I want my investment in W.I.E. to succeed and provide financial returns to all the investors in this company. I have run a successful business for the past 45 years and am dedicated to this position. Thank you for your time.

Sincerely,

/s/ Virgil Harrison

[Seaman Enterprises Logo]	May 2010
Dear WIE Unit Holder,
You are being asked to make a very important decision in the life of Western Iowa Energy. Your vote for the correct board representation can have a long-lasting affect on this organization.
This organization needs proper leadership, guidance and experienced input.
I am asking you to cast your votes for me based upon my qualifications, experience, and business judgment. Following is a listing of some of my history and current activities:

Affiliations	Years of service	Description
CEO West Central	30 years	Developed the organization
Home State Bank	1988-present	Board member
CoBank	2000-2009	Board member
FC Feeds	2004-present	Board advisor
St. Anthony Hospital	1991-present	Board member
Western Iowa Energy	2006-present	Board member/chairperson Risk Committee, member Audit Committee
As owner of Seaman Enterprises I work with boards of directors from all over the Midwest in developing strategic plans, employee development and long range planning.
I understand accounting, financial management, risk management, hedging, technological application and all segments of a business.
I am semi-retired; therefore I have the time to spend in helping move Western Iowa Energy to a more prosperous future.
A vote for me will bring this experience, knowledge, leadership and a long range vision into the board room of Western Iowa Energy. Thank you for your support.
Sincerely,
/s/ Wayne Seaman
Wayne Seaman

Brad Albin
3031 Bayberry Rd.
Ames, IA 50014
April 30, 2010
Dear Western Iowa Energy, LLC Shareholders,
In June, you will elect two members to serve on your Board of Directors for Western Iowa Energy, LLC. My name is Brad Albin and I would like to be chosen as one of the two members that will be elected to your WIE Board. Hopefully you will find that my unique industry experience and track record will be a positive addition to the WIE Board.
Since Western Iowa Energy’s record-breaking fundraising period and groundbreaking in 2005, the biodiesel industry has seen waves of growth followed by two recent devastating financial quarters. There is a common opinion that the business circumstances are about to turn in favor of the industry where both you and I have vested interests.
I grew up in the fuel and agriculture businesses. I am the Illinois-born son and grandson of Marathon petroleum employees who each retired after 40 years with the company. I spent my summers walking beans, working in the refinery or waxing cars to put myself through college. I have dedicated my own career to improving the bottom line for renewable energy, agriculture and food manufacturing businesses. I have and continue to be passionate about this industry. I have included a copy of my resume for you.
I am fortunate to have been involved in the biodiesel industry for fourteen years. My biodiesel experience started at Griffin Industries in 1996 where I did the market research and built and operated the first true multi-feedstock plant in the United States. I actively served on the charter committee that created the BQ-9000 quality program that assures customers receive a quality product. Today, that committee is known as the National Biodiesel Accreditation Committee. Since early 2009, in full support of both ethanol and biodiesel producers, I have served as the Treasurer of the Iowa Renewable Fuels Association and am slated to follow in the footsteps of WIE’s Denny Mauser to become the Chairman in two years. The IRFA is the largest state renewable fuels association in the country.
On a personal level, I have been married to Cindy for 17 years. Our children Julia, 12, and Alex, 13, keep me busy as a Jr. League football coach and All-Star baseball and girls’ Christian basketball league coach. I own cropland in Illinois and also enjoy hunting there every year.
On a 24/7 basis, my position as Vice President, Manufacturing for the largest biodiesel producer and marketer in the U.S. requires intimate knowledge of everything that is going on in the industry that affects your investment.
My current responsibilities include diligence and decision making in many areas including:
•	Process improvement

•	Technology selection and process redesign

•	Off-take and toll negotiations

•	Large customer specification expectations

•	Federal policy programs

•	Feedstock research programs

•	Environmental health and safety compliance

•	Production forecasting

•	Profitability forecasting

•	Cost of goods reduction

On April 8, Bill Horan, Denny Mauser, and Kevin Ross and I sat down for my board candidate interview. Because I have worked alongside these gentlemen as business partners, this interview served as my opportunity to really confirm our goals were aligned and drill down on how my experience and ideas would help shape the future of one of the nation’s leading biodiesel manufacturing facilities, support the rural economy and support your investment while meeting our imported fuel independence goals as a nation.
During that interview I focused on three items:
1)	Combining my biodiesel experience with Western Iowa Energy’s goals to ensure that what I bring to the table aligns with shareholders expectations.
2)	Specific actions and goals that may improve production and profit performance for the near and distant future.
3)	That my straight-forward, honest leadership approach fits within WIE’s leadership team.
Many tough decisions were made in 2009 and 2010. I would like your support in preparing for strong Q3 and Q4 sales due to the expected reinstatement of the biodiesel tax credit in addition to the implementation of the Renewable Fuels Standard (RFS 2) biodiesel mandate.
With the experience I have gained over the last fourteen years, I know what the strengths and weaknesses are for nearly all biodiesel companies in the country and look forward to using that insight for the advantage of WIE’s shareholders. Knowing where the industry has been and what it’s going to take to succeed in the future is what I do every day, you may find this is in contrast to others who are running for your Board.
I will use my knowledge to continuously improve Western Iowa Energy’s competitive advantage and financial performance on your behalf. If you have any questions, please do not hesitate to contact me at 515-239-8012 or brad.albin@regfuel.com.
I sincerely ask that when it’s time to cast your vote for the two seats, one of them is for me. I will use an honest and straight forward approach to problem solving including up-to-the-minute business knowledge and industry best practices to best position WIE shareholders for the growth and financial performance you expect and deserve.
Respectfully,
/s/ Brad Albin
Brad Albin
Enclosed: Resume, B. Albin

BRADLEY N. ALBIN

3031 Bayberry Rd.	Office: 515-239-8012
Ames, IA 50014	E-mail: bnalbin@q.com
CAREER SUMMARY
Results driven Operations Executive with demonstrated ability to build, motivate and redesign teams throughout the supply chain to increase profits. Proven track record in start-ups, turnarounds, new product commercialization, mergers and acquisitions, strategic planning and project management experience. Highly effective communicator at all organizational levels, resulting in measurable successes in a wide range of industries.
BUSINESS EXPERIENCE

Renewable Energy Group, Inc. Ames, Iowa	2006-Present
The largest producer and marketer of Biodiesel in the U.S.A. with 360M gallons of capacity.
Vice President of Manufacturing
Responsible for technology, plant sales, construction and the continuing management and operations of 12 multi-feedstock plants.
•	200% gross margin increase in plant sales.
•	Currently have identified $66M in EBITDA increase with less than 1 year payback.
•	Key member of the mergers and acquisitions executive team.
•	Increased REG’s competitive advantage during times of poor industry economics.
•	Led teams that reduced errors by 86% saving $8M within 11 months.
•	Designed and implemented sophisticated business models used to quickly identify margin opportunities in volatile agricultural and petroleum markets.

MATERIAL SCIENCES CORPORATION, Elk Grove Village, Illinois	2002-2006
A publicly held leading $300M provider of material-based solutions for electronic, acoustical, thermal and coated metal applications serving Tier 1 Automotive, Appliance and Computer Industries.
Executive Director of Operations
Multi-plant operations responsibility with %153M in sales.
•	20% gross margin increase on $11M automotive business through operational improvements.
•	Identified $11M in manufacturing waste. Saved >$1.2M in first year.
•	Directed Lean/Six Sigma Black Belt program to accelerate and sustain improvements. 75% claims reduction.
•	Increased MSC’s competitive advantage by improving key customer relationships.
•	Reversed performance on operational drivers from -160% to +167% of target.
•	Drove RFT metrics system, reduced set-up times by >50% and increased throughput by 10-35%.

GRIFFIN INDUSTRIES, INC. Cold Spring, Kentucky	1996-2002
$350 M privately owned & vertically integrated protein, oil, fertilizer, process equipment and BioDiesel Producer.

Vice President of Operations
P&L for 3 plants while directing manufacturing, engineering, QA, R&D and environmental for 24 plants.
Operational Excellence
•	Positioned company as market leader in rapidly growing industry with $6B potential market.
•	Developed Biodiesel business plan, selected technology, built plant and met positive cash flow 2nd yr.
•	Managed lean, highly effective corporate services group.
•	Increased plant capacity 300% with less than 10% of original capital for division best selling product line.

THE NUTRASWEET COMPANY, Deerfield, Illinois	1990-1996
$700M sweetener and food ingredient company and Unit of Monsanto Co.
Director, Manufacturing — NutraSweet Group (1995-1996)
Responsible for the manufacturing, engineering, quality, purchasing, materials management, safety and environmental. $46M operating budget.
Organizational Leadership.
•	Increased operating profits 15% through higher expectations, goal alignment and improved measurement and feedback techniques. Reduced inventory carrying costs and other write offs saving $2.3M
•	Received 40% of worldwide President’s Awards for outstanding achievements, increasing margins, responding to sales and customer needs while exceeding all operational, quality and safety records.
Strategic Support
•	Developed innovative operations strategy which provided competitive advantage, facilitated market share increase to 95%, and solidified long-term supply agreement with customers.
•	Created and implemented marketing strategy to divest underutilized plant assets, successfully avoiding $12M write-off.
Director, Manufacturing — Business Development (1993-1995)
Responsible for multi-site manufacturing, quality, engineering, purchasing and distribution of new and existing products for entrepreneurial division.
Product Commercialization
•	Established business teams in early stages of product development, improving speed to market and reducing cost exposure for new products and line extensions.
•	Negotiated win-win contract manufacturing agreements, providing launch capacity for new products and deferring capital spending until market developed.
International
•	Developed highly effective organization that managed the supply chain for 47 products, 6 different processes at 8 contract manufacturers located on 3 continents. Increased Latin American profit margins 38%.
•	Implemented process redesign and manufacturing agreements decreasing costs of goods 65%.
•	Established supply chain team, improving information accuracy, reducing redundancy and distribution costs 18%.

Plant Manager — Simplesse Co. (1990-1993)
Responsible for capital and expense budgets, production, maintenance, safety, environmental, quality assurance and materials managers.
Manufacturing Excellence
•	Improved direct manufacturing costs 43% through yield improvements, downsizing, goal alignment and pay-for-performance reward processes.
•	Instituted “Measures for Manufacturing Excellence” an activity management process allowing a multitude of customer service oriented goals to be accomplished while reducing costs and non-value added activity.
•	Improved plant safety performance 93% in two years. OSHA recordables 15 in 1990 and 1 in 1992.

EVERFRESH JUICE COMPANY, Franklin Park, Illinois	1987 to 1990
Subsidiary of John Labatt with three high-speed beverage manufacturing plants in a union environment.
Plant Manager (1988 to 1990)
Responsible for total production, warehousing, maintenance, inventory, employee and labor relations of a $40 million facility producing 406 sku’s.

EDUCATION/TRAINING	PROFESSIONAL AFFILIATIONS
B.S. Chemistry, Eastern Illinois University 1984	Executive Board Iowa Renewable Fuels Association
Myles Martel Crisis Communications Commission	Executive Committee Biodiesel Accreditation
Executive Management AMA	American Society of Testing & Materials

Obama Gets Biodiesel Message in Ottumwa
REG’s Albin uses 90 seconds with President Obama to share urgency of tax credit
(OTTUMWA, Iowa) April 28, 2010 -During President Obama’s trip here yesterday, the President received the message on the urgency of the reinstatement and retroactivity of the biodiesel tax credit from Brad Albin, Vice President at Renewable Energy Group and Secretary of the Iowa Renewable Fuels Association.
Following President Obama’s speech and town hall session, Albin grabbed the President’s attention. During a 90 second exchange, Albin shared the message of the biodiesel industry’s state of disruption and uncertainty resulting from the lapse of the federal blenders’ biodiesel tax credit Jan. 1, 2010.
“I shook his hand and told him that we’re losing jobs as we stand here, which seemed to get his attention,” explained Albin, who had been sitting in the second row. “I told him about plants idling and that more than 90 percent of manufacturing staff at U.S. biodiesel plants have been laid off as a result of the tax credit lapse.”
Obama acknowledged his biodiesel tax credit updates are coming through USDA Secretary Vilsack. The President continued to listen as I explained that for 20 years Americans have worked to meet the challenge of increasing energy independence; that farmers and families have invested billions, and now companies are bankrupt or bleeding to death.
“Just like some in the ethanol industry, our fear is that major, multi-national petroleum companies are just waiting to scoop up the biodiesel industry’s capacity, returning cents on the dollar to farmer investors,” Albin said to the President.
Albin further explained that the five month lapse of the tax credit could not have come at a worse time as the Renewable Fuels Standard goes into effect July 1, 2010.
“We’re going to die without this tax credit,” Albin added even after the President’s assurances. The President then responded: we won’t let you die.
“Those that know me, know I want to make sure my message is clearly understood; so as the President was walking away to shake another hand, I asked him if he could commit to the tax credit being in place by May 31,” Albin said. May 31, 2010, the start of the Memorial Day recess, is the date Chairman Levin of the House Ways & Means committee promised as a reinstatement deadline during an energy hearing earlier this month.
“The President heard me ask him again about the May 31 date. He turned back to me and said, ‘I’m the President and I promise I’ll do whatever I can,’” Albin recalled of the exchange. President Obama assured Albin of his commitment to clean energy by saying, “look, I’m on your side but I’ve got a Congress to deal with.’”
“I believe he now has our urgent message straight from the state where the tax credit lapse is having the most impact; the nation’s top biodiesel state,” Albin said. “It really was a miracle to be in that right spot at the right moment to be able to get the biodiesel message straight to the President of the United States of America.”
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